UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   The Estee Lauder 1994, Trust (1)
   c/o Leonard A. Lauder, Trustee
   The Estee Lauder Companies Inc.
   767 Fifth Avenue
   New York, NY  10153
2. Issuer Name and Ticker or Trading Symbol
   The Estee Lauder Companies Inc.
   EL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   08/31/1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) (X) Other (specify below)
   Trust with Insider Trustees
7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Class A Common Stock       |08/03/|S   | |401,305           |D  |$49.8375   |7,370,561 (2,3)    |D     |Sale by EL 1994 Trust      |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |08/23/|G   |V|190,000           |D  |           |10,488,892 (2)     |D (2) |Gift by LAL (2)            |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. Designated filer on behalf of (a) the Reporting Person (the "EL 1994 Trust"), a ten percent owner of the issuer, (b)
Leonard A. Lauder ("LAL"), Chairman of the Board of Directors, Chief Executive Officer and a ten percent owner of the issuer, (c) Evelyn H. Lauder ("EHL") (who is the wife of LAL), an Executive Officer (Senior Corporate Vice
President) of the issuer, and (d) Ronald S. Lauder ("RSL"), a Director, an Executive Officer (Chairman of Estee
Lauder International, Inc. and Clinique Laboratories, Inc.) and a 10% owner of the issuer.
2. As reported on the first page of this Form 4, on August 3, 1999, the EL 1994 Trust sold 401,305 shares of Class A
Common Stock and on August 23, 1999, LAL made a gift of 190,000 shares of Class A Common Stock. After these transactions, the amounts of Class A Common Stock beneficially owned by:
(a) EL 1994 Trust includes 7,370,561 shares held directly and no shares held indirectly;
(b) LAL includes (i) 10,488,892 shares held directly, (ii) 7,370,561 shares indirectly as a co-Trustee and beneficiary of the EL 1994 Trust, (iii) 2,782,314 shares indirectly as grantor of The 1992 Leonard A. Lauder Grantor Retained
Annuity Trust (the "GRAT"), (iv) 7,915,666 shares indirectly as the sole individual general partner of LAL Family
Partners and the majority stockholder of LAL Family Corporation, which is the sole corporate partner of LAL Family
Partners (LAL Family Partners is a limited partnership in which LAL has sole voting and investment power), (v)
15,384 shares indirectly as a general partner of Lauder & Sons L.P. (LAL is also a trustee of The 1995 Estee Lauder
LAL Trust, which is also a general partner of Lauder & Sons L.P.), and (vi) 520,000 shares indirectly which are held directly by his spouse, EHL. LAL disclaims beneficial ownership of the shares in clauses (b)(ii),(iii),(iv) and (v) to the extent he does not have a pecuniary interest in such securities and he disclaims beneficial ownership of the shares in clause (b)(vi) owned by his spouse.
(c) EHL includes (i) 520,000 shares held directly, (ii) 10,488,892 shares held directly by her spouse, and (iii)
18,083,925 shares held indirectly by her spouse.   EHL disclaims beneficial
ownership of securities owned directly
and indirectly by her spouse.
(d) RSL includes (i) 7,394,986 shares held directly, (ii) 3,182 shares indirectly as Trustee of the Descendants of RSL
1966 Trust, (iii) 7,370,561 shares indirectly as a co-Trustee and beneficiary of the EL 1994 Trust, (iv) 15,384 shares indirectly as a general partner of Lauder & Sons L.P. (RSL is also a Trustee of The 1995 Estee Lauder RSL Trust, which is also a general partner of Lauder & Sons L.P.). RSL disclaims beneficial ownership of the shares in clauses
(d)(ii),(iii), and (iv) to the extent he does not have a pecuniary interest in such securities. The shares in clause (d)(i)
do not account for a short position of 7,394,986 shares of Class A Common Stock established prior to the issuer's initial public offering.
3. On June 2, 1999, the Class A Common Stock of the Issuer split 2-for-1. Accordingly, the EL 1994 Trust and RSL acquired additional shares of Class A Common Stock as listed below (the effect of the stock split on the shares of
Class A Common stock held directly and indirectly by LAL and EHL was previously reported).
(a) EL 1994 Trust acquired an additional 3,885,933 shares of Class A Common Stock directly.
(b) RSL acquired an additional 3,697,493 shares of Class A Common Stock directly. As to his indirect holdings and in addition to the EL 1994 Trust's shares mentioned above, The Descendants of RSL 1966 Trust acquired an additional
1,591 shares of Class A Common Stock and Lauder and Sons L.P. acquired an additional 7,692 shares of Class A
Common Stock.
Joint Filer
Information
Name: Leonard A.
Lauder
Address: The Estee Lauder Companies Inc., 767 Fifth Avenue, New York, NY
10153
Designated Filer: The Estee Lauder 1994
Trust
Issuer & Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Date of Event Requiring Statement:
08/31/1999
Signature: /s/ Leonard A.
Lauder
Joint Filer
Information
Name: Evelyn H.
Lauder
Address: The Estee Lauder Companies Inc., 767 Fifth Avenue, New York, NY
10153
Designated Filer: The Estee Lauder 1994
Trust
Issuer & Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Date of Event Requiring Statement:
08/31/1999
Signature: /s/ Evelyn H.
Lauder
Joint Filer
Information
Name: Ronald S.
Lauder
Address: The Estee Lauder Companies Inc., 767 Fifth Avenue, New York, NY
10153
Designated Filer: The Estee Lauder 1994
Trust
Issuer & Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Date of Event Requiring Statement:
08/31/1999
Signature: /s/ Ronald S.
Lauder
SIGNATURE OF REPORTING PERSON
Leonard A. Lauder, Trustee
DATE
09/08/1999